Exhibit 3.1

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

NEWCLEO LTD

REG. NUM. 13274878
TABLE OF CONTENTS

Part 1 Interpretation And Limitation Of Liability		3
1.	Defined terms	3
2.	Liability of Members	7
3.	Incorporation of Provisions of the Model Articles	7
Part 2 Directors Directors’ Powers And Responsibilities		7
4.	Directors’ General Authority	7
5.	Directors May Delegate	7
6.	Committees	8
7.	Number of Directors	8
8.	Calling a Meeting of Directors	8
9.	Participation in Directors’ Meetings	9
10.	Quorum for Directors’ Meeting	9
11.	Chairing of Directors’ Meetings	9
12.	Decision Making	9
13.	Records of decisions to be kept	10
14.	Methods of appointing directors	10
15.	Termination of director’s appointment	10
16.	Directors’ Remuneration	11
17.	Directors’ Expenses	11
18.	Transactions or other Arrangements with the Company	12
19.	Directors’ conflicts	12
20.	Secretary	13
Part 3 Shares And Distributions Shares		14
21.	All Shares to be fully paid up	14
22.	Powers to issue different classes of share	14
23.	Company not bound by less than absolute interests	14
24.	Share certificates	14
25.	Replacement share certificates	15
26.	Share transfers	15
27.	Transmission of shares	15
28.	Exercise of Transmittees’ rights	15
29.	Transmittees bound by prior notices	16
30.	Income	16
31.	Capital	16
32.	Voting	16
33.	Reserved Matters	16
34.	Pre-Emption Rights on the Issue of Further Shares	17
35.	Transfers of Shares: General	18
36.	Permitted Transfers of Shares	21
37.	Compulsory Transfers	21
38.	Corporate shareholders – transfer of interests	21
39.	Consequences of Deemed Transfer Notice	22
40.	Transfer of Shares - Pre-Emption Rights and Share transfer restrictions	22

41.	Transfer Price	26
42.	Co-Sale Rights	26
43.	Drag along	27
44.	Procedure for declaring dividends	28
45.	Payment of dividends and other distributions	28
46.	No interest on distributions	29
47.	Unclaimed distributions	29
48.	Non-cash distributions	29
49.	Waiver of distributions	30
50.	Authority to capitalise and appropriation of capitalised sums	30
Part 4 Decision-Making By Shareholders Organisation Of General Meetings		31
51.	Attendance and speaking at general meetings	31
52.	Chairing general meetings	31
53.	Attendance and speaking by directors and non-shareholders	31
54.	Adjournment	32
55.	General Meetings	32
56.	Notice of Shareholders meeting	33
57.	Poll votes	33
58.	Errors and disputes	33
59.	Content of proxy notices	33
60.	Delivery of proxy notices	34
61.	Amendments to resolutions	34
62.	Means of Communication to be used	35
63.	Indemnity and Insurance	35

PART 1

Interpretation And Limitation Of Liability

1.	DEFINED TERMS

1.1	The following definitions and rules of interpretation apply in these Articles:

“Act”: the Companies Act 2006.

“Adoption Date”: the date of adoption of these Articles.

“Allocation Notice” has the meaning given to it in Article 40.7.

“Applicant”: has the meaning given in Article 40.5.

“Articles”: the Company’s articles of association for the time being in force.

“Bankruptcy”: includes individual insolvency proceedings in a jurisdiction other than England and Wales or Northern Ireland which have an effect similar to that of bankruptcy.

“Board”: the Board of Directors from time to time.

“Business”: means the business of the Company, namely the design, creation, patenting and implementation of lead-cooled fast nuclear reactors, accelerator-driven systems and further nuclear projects, as well as their exploitation and development as provided in the Business Plan from time to time

“Business Day”: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

“Business Plan”: any business plan approved from time to time by the Board with a Qualified Board Majority.

“Called Shareholders”: has the meaning given in Article 43.1.

“Called Shares”: has the meaning given in Article 43.2.1.

“Cash Value”: has the meaning given in Article 40.13.

“Chairman”: has the meaning given in Article 11.2.

“Company”: means NewCleo Ltd.

“Company’s Lien”: has the meaning given to it in Article 35.10.

“Connected”: has the meaning given in section 252 of the Act.

“Controlling Interest”: means an interest in shares giving to the holder or holders control of a company within the meaning of section 1124 of the Corporation Tax Act 2010.

“Co-Sale Request”: has the meaning given to it in Article 42.2.

“Co-Sale Shares”: has the meaning given to it in Article 42.2.

“Deemed Transfer Notice”: a Transfer Notice which is deemed to have been served by any of the provisions of these Articles.

“Directors”: the directors of the Company from time to time.

“Drag Along Notice”: has the meaning given in Article 43.2.

“Drag Along Option”: has the meaning given in Article 43.1.

“Electronic form”: has the meaning given in section 1168 of the Companies Act 2006.

“Eligible Director”: means a Director who would be entitled to vote on the matter at a meeting of Directors (but excluding any Director whose vote is not to be counted in respect of the particular matter).

“Encumbrance”: means any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected) other than liens arising by operation of law.

“Excess Securities”: has the meaning given in Article 34.4.3.

“Family Trust”: a trust which does not permit any of the property subject to the trust or the income from the trust (or any interest in such property and/or income) to be applied otherwise than for the benefit of a Shareholder and/or a Privileged Relation of that Shareholder and under which no power of control is capable of being exercised over the votes of any shares which are the subject of the trust by any person other than the trustees or the Shareholder or the Privileged Relations of the Shareholder.

“Financial year”: an accounting reference period (as defined in section 391 of the Act) of the Company.

“Fully paid” in relation to a share, means that the nominal value and any premium to be paid to the company in respect of that share have been paid to the company.

“Group”: the Company, any direct or indirect subsidiary or any holding company from time to time of the Company, and any subsidiary from time to time of a holding company of the Company from time to time and Group Company shall be construed accordingly.

“Holder” in relation to shares means the person whose name is entered in the register of members as the holder of the shares.

“Holding company”: has the meaning given in Article 1.11.

“Independent Expert”: the auditors for the time being of the Company or, if they decline the instruction, an independent firm of accountants jointly appointed by the Company and the Seller or, in the absence of agreement between the Company and the Seller on the identity of the expert within 15 Business Days of being required so to do, an independent firm of accountants appointed by the President, for the time being, of the Institute of Chartered Accountants of England and Wales (in each case acting as an expert and not as an arbitrator).

“Instrument”: means a document in hard copy form.

“Lien Enforcement Notice”: means a notice in writing which complies with the requirements of Article 35.14.

“Listing”: means the successful application and admission of all or any of the shares in the capital of the Company, or securities representing such shares (including American depositary receipts, American depositary shares and/or other instruments) to listing on the Official List of the UK Listing Authority or to trading on the AIM market operated by the London Stock Exchange plc, or to any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000 (as amended)) or other listing or quotation on a national or foreign regulated stock market of all or any of the shares in the capital of the Company on any other securities exchange in any jurisdiction.

“Member of the Same Group”: means, as regards any company:

(a)	a company which is from time to time a holding company or a subsidiary of that company or a subsidiary of any such holding company;

(b)	any general partner, limited partner having a Controlling Interest in or trustee, nominee, custodian to, that company or any Member of its Group.

“Minimum Issue Price”: means a price per Share which is the same as the subscription price for the then last issued Shares in the Company (including, for the avoidance of doubt, any share premium). Where the issue price of a Share includes an element of non-cash consideration, the equivalent cash price shall be determined by an Independent Expert on the same basis as the Cash Value to be determined under Article 40.13;

“Model Articles”: the model articles for private companies limited by shares contained in Schedule 1 to The Companies (Model Articles) Regulations 2008 (SI 2008/3229), as amended prior to the Adoption Date.

“Non-Cash Consideration”: has the meaning given in Article 40.13. “Offer Period”: has the meaning give to it in Article 40.4. “Offeree”: has the meaning given in Article 34.3.

“Original Shareholder”: has the meaning given in Article 36.1.

“Permitted Transfer”: a transfer of Shares made in accordance with Article 36. “Permitted Transferee”: in relation to:

(a)	a Shareholder who is an individual:

(i)	any of his/her Privileged Relations; and

(ii)	trustees to be held under a Family Trust for that Shareholder; and

(b)	a Shareholder which is a company, a Member of the Same Group as that company;

(c)
either an individual or a company or entity the transfer to which does not lead to a change in the ultimate beneficial ownership of the Shares concerned from that Shareholder and/or that Shareholder’s Privileged Relations and/or Family Trust(s) in the reasonable consideration of the Board under article 36.1.3.

“Privileged Relation”: in relation to a Shareholder who is an individual (or a deceased or former Shareholder who is an individual) means a spouse or civil partner (as defined in the Civil Partnerships Act 2004) and/or a child or grandchild of such an individual.

“Proposed Transferee”: has the meaning given in Article 40.2.2.

“Qualified Board Majority”: in relation to any relevant decision, the approval of 2/3 (two thirds) of the Directors given either in writing or at a duly convened quorate Board meeting at which those Directors (or their duly appointed alternates) were in attendance.

“Relevant Loss”: has the meaning given to it in Article 63.4.1. “Relevant Officer”: has the meaning given to it in Article 63.4.2.

“Relevant Securities”: any Shares or other securities convertible into, or carrying the right to subscribe for Shares, issued by the Company, other than:

(a)	any Shares or other securities issued by the Company in order for the Company to comply with its obligations under these Articles;

(b)	any Shares or other securities issued in consideration of the acquisition by the Company of any company or business; and

(c)	any Shares or other securities issued by the Company pursuant to a share option scheme duly approved by the Board.

“Reserved Matters”: has the meaning given to it in Article 33.

“Sale Shares”: has the meaning given in Article 40.2.1.

“Seller”: a Shareholder who has served or who has deemed to serve a Transfer Notice.

“Sellers’ Shares”: has the meaning given in Article 43.1.

“Selling Shareholders”: has the meaning given in Article 43.1.

“Shareholder”: a holder from time to time of any Share or Shares, but excluding any member holding Shares in treasury.

“Shares”: shares (of any class) in the capital of the Company and Share shall be construed accordingly.

“Special resolution” has the meaning given in section 283 of the Companies Act 2006.

“Subsidiary”: has the meaning given in Article 1.11.

“Transfer Notice”: has the meaning given in Article 40.2.

“Transfer Price”: has the meaning given in Article 40.2.3.

“Transmittee”: means a person entitled to a share by reason of the death or bankruptcy of a shareholder or otherwise by operation of law.

1.2	Headings in these Articles shall not affect the interpretation of these Articles.

1.3	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5
Save as otherwise specifically provided in these Articles, words and expressions which have particular meanings in the Act shall have the same meanings in these Articles (but excluding any statutory modification of them not in force on the Adoption Date).

1.6
A reference in these Articles to an Article is a reference to the relevant numbered article of these Articles and a model article is a reference to the relevant article, unless expressly provided otherwise.

1.7
A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time. A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.8
Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.9	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.10	A reference in these Articles to a holder, or the holder(s), of Shares, shall be deemed to exclude any member holding Shares in treasury.

1.11
A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Act and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

1.11.1	another person (or its nominee), by way of security or in connection with the taking of security; or

1.11.2	its nominee.

1.12
A reference to writing or written means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

1.13
Any reference to a person includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality, and any reference to a company includes any company, corporation or other body corporate, and any limited partnership or limited liability partnership, wherever and however incorporated or established.

2.	LIABILITY OF MEMBERS

The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

3.	INCORPORATION OF PROVISIONS OF THE MODEL ARTICLES

Only those Model Articles as incorporated to these Articles shall apply to the Company and together with these Articles shall constitute the articles of association of the Company to the exclusion of those Model Articles not herein incorporated and any other articles or regulations set out in any statute or in any statutory instrument or other subordinate legislation.

Part 2 Directors
Directors’ Powers And Responsibilities

4.	DIRECTORS’ GENERAL AUTHORITY

Subject to the Articles, the directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company.

5.	DIRECTORS MAY DELEGATE

5.1	Subject to the Articles, the directors may delegate any of the powers which are conferred on them under the Articles:

(a)	to such person or committee;

(b)	by such means (including by power of attorney);

(c)	to such an extent;

(d)	in relation to such matters or territories; and

(e)	on such terms and conditions; as they think fit.

5.2	If the directors so specify, any such delegation may authorise further delegation of the directors’ powers by any person to whom they are delegated.

5.3	The directors may revoke any delegation in whole or part, or alter its terms and conditions.

6.	COMMITTEES

6.1
Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the Articles which govern the taking of decisions by directors.

6.2	The directors may make rules of procedure for all or any committees, which prevail over rules derived from the Articles if they are not consistent with them.

DECISION-MAKING BY DIRECTORS

7.	NUMBER OF DIRECTORS

The number of Directors shall be between 2 and 9. The maximum number of Directors shall be 9.

8.	CALLING A MEETING OF DIRECTORS

8.1
Any Director may call a meeting of the Directors. At least 2 Business Days’ advance notice in writing at the address for service of notice which he/she may notify details of to the Company and/or by electronic means, of each such meeting shall be given to each Director. The participation of a director at a meeting of Directors shall constitute a waiver by such Director of any notice requirements under this Article 8.1.

8.2	Notice of any directors’ meeting must indicate:

(a)	its proposed date and time;

(b)	where it is to take place; and

(c)	if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

(d)	a written agenda for each meeting;

8.3
Notice of a directors’ meeting need not be given to directors who waive their entitlement to notice of that meeting, by statement for the record during the meeting or by giving notice to that effect to the Company not more than 7 days after the date on which the meeting is held. Where such notice is given during or after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

9.	PARTICIPATION IN DIRECTORS’ MEETINGS

9.1	Subject to these Articles, directors participate in a directors’ meeting, or part of a directors’ meeting, when:

(a)	the meeting has been called and takes place in accordance with these Articles, and

(b)	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

9.2	In determining whether directors are participating in a directors’ meeting, it is irrelevant where any director is or how they communicate with each other.

9.3	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

10.	QUORUM FOR DIRECTORS’ MEETING

10.1	At a directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

10.2	The quorum for any meeting (or, where specified below, part of a meeting) of the Directors shall be half of the Eligible Directors (rounding up any partial number).

11.	CHAIRING OF DIRECTORS’ MEETINGS

11.1	The directors may appoint a director to chair their meetings.

11.2	The person so appointed for the time being is known as the Chairman (the Chairman).

11.3	The directors may terminate the Chairman’s appointment at any time.

11.4	If the Chairman is not participating in a directors’ meeting within ten minutes of the time at which it was to start, the participating directors must appoint one of themselves to chair it.

11.5	The Chairman or other director chairing the meeting has no casting vote.

12.	DECISION MAKING

12.1
Any decision of the Directors must be taken at a meeting of Directors in accordance with these Articles or must be a decision taken in accordance with Article 12.2 (subject to Article 12.3 and Article 12.4).

12.2	A unanimous decision of the Directors is taken when all Eligible Directors indicate to each other by any means that they share a common view on a matter.

12.3
A decision taken in accordance with Article 12.2 may take the form of a resolution in writing, where each Eligible Director has signed one or more copies of it, or to which each Eligible Director has otherwise indicated agreement in writing.

12.4	A decision may not be taken in accordance with Article 12.2 if the Eligible Directors would not have formed a quorum at a Directors’ meeting to vote on the matter in accordance with Article 10.2.

12.5	If the number of Directors in office for the time being is less than 3, the Directors in office must not take any decision unless by unanimous decision under Article 12.2.

12.6	Questions arising at any meeting of the Directors shall be decided by a majority of votes of those Directors present at the meeting, except as otherwise provided in this Articles.

12.7	Where decisions of the Directors are taken by electronic means, such decisions shall be recorded by the Directors in permanent form, so that they may be read with the naked eye.

12.8	The Directors may make any rule which they think fit about how they take decisions and about how such rules are to be recorded or communicated to Directors.

13.	RECORDS OF DECISIONS TO BE KEPT

The directors must ensure that the Company keeps a record, in writing, for at least 10 years from the date of the decision recorded, of every unanimous or majority decision taken by the directors.

APPOINTMENT AND REMOVAL OF DIRECTORS AND SECRETARY

14.	METHODS OF APPOINTING DIRECTORS

Any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a Director:

(a)	by ordinary resolution;

(b)	by a decision of the Board of Directors, with term of office until the next shareholders' meeting.

Any Shareholder(s) holding in aggregate at least 10% of the issued Shares from time to time, may propose for nomination any person to be a Director at the next general meeting of the Shareholders.

15.	TERMINATION OF DIRECTOR’S APPOINTMENT

A person ceases to be a director as soon as:

(a)	that person ceases to be a director by virtue of any provision of the Companies Act 2006 or is prohibited from being a director by law;

(b)	a bankruptcy order is made against that person;

(c)	a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

(d)
a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

(e)	notification is received by the Company from the director that the director is resigning from office, and such resignation has taken effect in accordance with its terms;

(f)	he/she (i) is convicted of a criminal offence (other than a minor motoring offence) and (ii) a majority of the other Directors resolve that he/she cease to be a Director;

(g)
in the case of an executive Director only, he/she (i) shall cease to be employed by the Company or other Group Company (as appropriate) and does not continue as an employee of any other Group Company and (ii) a majority of the other Directors resolve that he/she cease to be a Director.

The appointment of a Director shall be for the period commencing on the date of appointment and ending at the close of the next occurring annual general meeting of the Company, but he/she shall be eligible for re-appointment subject to him/her being eligible and willing to act as a Director. If a Director is not re-appointed his/her appointment shall terminate automatically and without compensation with effect from the close of the next occurring annual general meeting of the Company.

16.	DIRECTORS’ REMUNERATION

16.1	Directors may undertake any services for the Company that the directors decide.

16.2	Directors are entitled to such remuneration as the directors determine:

(a)	for their services to the Company as directors, and

(b)	for any other service which they undertake for the Company.

16.3	Subject to the Articles, a director’s remuneration may:

(a)	take any form, and

(b)	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that director.

16.4	Unless the directors decide otherwise, directors’ remuneration accrues from day to day.

16.5
Unless the directors decide otherwise, directors are not accountable to the Company for any remuneration which they receive as directors or other officers or employees of the Company’s subsidiaries or of any other body corporate in which the Company is interested.

17.	DIRECTORS’ EXPENSES

The Company may pay any reasonable expenses which the directors properly incur in connection with their attendance at:

(a)	meetings of directors or committees of directors,

(b)	general meetings, or

(c)	separate meetings of the holders of any class of shares or of debentures of the Company, or

(d)	otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

18.	TRANSACTIONS OR OTHER ARRANGEMENTS WITH THE COMPANY

18.1
Subject to sections 177(5) and 177(6) and sections 182(5) and 182(6) of the Act and provided he/she has declared the nature and extent of his/her interest in accordance with the requirements of the Act upon authorisation by the Directors, in accordance with the requirements set out in this Article 18 a Director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the Company:

18.1.1	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

18.1.2
shall be an Eligible Director for the purposes of any proposed decision of the Directors (or committee of the Directors) in respect of such existing or proposed transaction or arrangement in which he/she is interested;

18.1.3
shall be entitled to vote at a meeting of Directors (or of a committee of the Directors) or participate in any unanimous decision, in respect of such existing or proposed transaction or arrangement in which he/she is interested;

18.1.4
may act by himself or his/her firm in a professional capacity for the Company (otherwise than as auditor) and he/she or his/her firm shall be entitled to remuneration for professional services as if he were not a Director;

18.1.5
may be a Director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is otherwise (directly or indirectly) interested; and

18.1.6
shall not, save as he/she may otherwise agree, be accountable to the Company for any benefit which he/she (or a person connected with him) derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of his/her duty under section 176 of the Act.

18.2	Any authorisation by the Directors under Article 18.1 will be effective only if the matter was agreed to by a Qualified Board Majority.

19.	DIRECTORS’ CONFLICTS

19.1
The Directors may in accordance with the requirements set out in this Article 19 authorise any matter or situation proposed to them by any Director which would, if not authorised, involve a Director (an Interested Director) breaching his/her duty under section 175 of the Act to avoid conflicts of interest (Conflict).

19.2	19.2 Any authorisation under this Article 19 will be effective only if:

19.2.1
to the extent permitted by the Act, the matter in question shall have been proposed by any Director for consideration in the same way that any other matter may be proposed to the Directors under the provisions of these Articles;

19.2.2	any requirement as to the quorum for consideration of the relevant matter is met without counting the Interested Director;

19.2.3	the matter was agreed to by a Qualified Board Majority; and

19.2.4	the matter was agreed to without the Interested Director voting or would have been agreed to if the Interested Director’s vote had not been counted.

19.3	Any authorisation of a Conflict under this Article 19 may (whether at the time of giving the authorisation or subsequently):

19.3.1	extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter or situation so authorised;

19.3.2
provide that the Interested Director be excluded from the receipt of documents and information and the participation in discussions (whether at meetings of the Directors or otherwise) related to the Conflict;

19.3.3	provide that the Interested Director shall or shall not be an Eligible Director in respect of any future decision of the Directors in relation to any resolution related to the Conflict;

19.3.4	impose upon the Interested Director such other terms for the purposes of dealing with the Conflict as the Directors think fit;

19.3.5
provide that, where the Interested Director obtains, or has obtained (through his/her involvement in the Conflict and otherwise than through his/her position as a Director of the Company) information that is confidential to a third party, he will not be obliged to disclose that information to the Company, or to use it in relation to the Company’s affairs where to do so would amount to a breach of that confidence; and

19.3.6
permit the Interested Director to absent himself from the discussion of matters relating to the Conflict at any meeting of the Directors and be excused from reviewing papers prepared by, or for, the Directors to the extent they relate to such matters.

19.4	Where the Directors authorise a Conflict, the Interested Director will be obliged to conduct himself in accordance with any terms and conditions imposed by the Directors in relation to the Conflict.

19.5
The Directors may revoke or vary such authorisation at any time, but this will not affect anything done by the Interested Director, prior to such revocation or variation, in accordance with the terms of such authorisation.

19.6
A Director is not required, by reason of being a Director (or because of the fiduciary relationship established by reason of being a Director), to account to the Company for any remuneration, profit or other benefit which he/she derives from or in connection with a relationship involving a Conflict which has been authorised by the Directors in accordance with these Articles or by the Company in general meeting (subject in each case to any terms and conditions attaching to that authorisation) and no contract shall be liable to be avoided on such grounds.

20.	SECRETARY

The Directors may appoint any person who is willing to act as the secretary for such term, at such remuneration and upon such conditions as they may think fit and from time to time remove such person and, if the Directors so decide, appoint a replacement, in each case by a decision of the Directors.

Part 3
Shares And Distributions
Shares

21.	ALL SHARES TO BE FULLY PAID UP

21.1	No share is to be issued for less than the aggregate of its nominal value and any premium to be paid to the Company in consideration for its issue.

21.2	This does not apply to shares taken on the formation of the Company by the subscribers to the Company’s memorandum.

22.	POWERS TO ISSUE DIFFERENT CLASSES OF SHARE

22.1	Subject to the Articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution.

The Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

23.	COMPANY NOT BOUND BY LESS THAN ABSOLUTE INTERESTS

Except as required by law, no person is to be recognised by the Company as holding any share upon any trust, and except as otherwise required by law or the Articles, the Company is not in any way to be bound by or recognise any interest in a share other than the holder’s absolute ownership of it and all the rights attaching to it.

24.	SHARE CERTIFICATES

24.1	The Company must issue each shareholder, free of charge, with one or more certificates in respect of the shares which that shareholder holds.

24.2	Every certificate must specify:

(a)	in respect of how many shares, of what class, it is issued;

(b)	the nominal value of those shares;

(c)	that the shares are fully paid; and

(d)	any distinguishing numbers assigned to them.

24.3	No certificate may be issued in respect of shares of more than one class.

24.4	If more than one person holds a share, only one certificate may be issued in respect of it.

24.5	Certificates must:

(a)	have affixed to them the Company’s common seal, or

(b)	be otherwise executed in accordance with the Companies Acts.

25.	REPLACEMENT SHARE CERTIFICATES

25.1	If a certificate issued in respect of a Shareholder’s shares is—

(a)	damaged or defaced, or

(b)	said to be lost, stolen or destroyed, that shareholder is entitled to be issued with a replacement certificate in respect of the same shares.

25.2	A Shareholder exercising the right to be issued with such a replacement certificate—

(a)	may at the same time exercise the right to be issued with a single certificate or separate certificates;

(b)	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

(c)	must comply with such conditions as to evidence and indemnity as the directors decide.

26.	SHARE TRANSFERS

26.1	Shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the directors, which is executed by or on behalf of the transferor.

26.2	No fee may be charged for registering any instrument of transfer or other document relating to or affecting the title to any Share.

26.3	The Company may retain any instrument of transfer which is registered.

26.4	The transferor remains the holder of a Share until the transferee’s name is entered in the register of members as holder of it.

27.	TRANSMISSION OF SHARES

27.1	If title to a Share passes to a transmittee, the Company may only recognise the transmittee as having any title to that share.

27.2	A transmittee who produces such evidence of entitlement to Shares as the directors may properly require:

(a)	may, subject to the Articles, choose either to become the holder of those Shares or to have them transferred to another person, and

(b)	subject to the Articles, and pending any transfer of the Shares to another person, has the same rights as the holder had.

27.3
But transmittees do not have the right to attend or vote at a general meeting, or agree to a proposed written resolution, in respect of Shares to which they are entitled, by reason of the holder’s death or bankruptcy or otherwise, unless they become the holders of those Shares.

28.	EXERCISE OF TRANSMITTEES’ RIGHTS

28.1	Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish.

28.2	If the transmittee wishes to have a share transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

28.3
Any transfer made or executed under this article is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

29.	TRANSMITTEES BOUND BY PRIOR NOTICES

If a notice is given to a Shareholder in respect of Shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the Shareholder before the transmittee’s name or the name of any person(s) named as the transferee(s) in an instrument of transfer executed under Article 28.2 has been entered in the register of members.

RIGHTS ATTACHING TO SHARES

30.	INCOME

Any profits which the Company determines to distribute in any financial year shall be paid on the Shares pari passu by reference to each Shareholder’s holding of Shares.

31.	CAPITAL

On a liquidation or other return of capital event, the surplus assets available after payment of the Company’s liabilities shall be distributed to the holders of Shares pari passu.

32.	VOTING

Subject as otherwise expressly provided by these Articles, the holder of a Share shall be entitled to receive notice of and to attend and speak at any general meetings of the Company and such holder who (being an individual) is present in person or by proxy or (being a body corporate) is present by duly authorised representative or by proxy shall, on a show of hands, have one vote, and, on a poll, have one vote for each Share held by him/her.

33.	RESERVED MATTERS

Any of the matters listed below (the Reserved Matters) shall require the prior written consent of a Qualified Board Majority as specified below. The Reserved Matters are as follows:

Matters requiring the approval of a Qualified Board Majority

33.1	enter into a transaction with a Director, employee, consultant or a Shareholder or any connected person of a Director, employee, consultant or a Shareholder;

33.2
make any loan to or give any guarantee or collateral charge or other security on behalf or for the benefit of any third party other than another Group Company and except in the ordinary course of business;

33.3
exercise or refrain from exercising any right, power or discretion of the Directors or the Company under these Articles including under Articles 18 (Transactions or Other Arrangements with the Company), 19 (Directors Conflicts), 36 (Permitted Transfers of Shares), 37 (Compulsory Transfer), 40 (Transfer of Shares - Pre- Emption Rights and Share Transfer Restriction), and 63 (Indemnity and Insurance).

33.4	incurring an obligation to do any of the foregoing.

34.	PRE-EMPTION RIGHTS ON THE ISSUE OF FURTHER SHARES

34.1	Subject to the other provisions of this Article 34, the Directors are generally and unconditionally authorised, for the purposes of section 551 of the Act, to exercise any power of the Company to:

(a)	offer or allot;

(b)	grant rights to subscribe for or to convert any security into; and

(c)
otherwise deal in, or dispose of, any Shares (or any options, warrants, conversion rights and all other rights to acquire or subscribe for Shares) to any person, at any time and subject to any terms and conditions as the Directors think proper.

34.2	In accordance with section 567(1) of the Act, sections 561 and 562 of the Act shall not apply to an allotment of equity securities (as defined in section 560(1) of the Act) made by the Company.

34.3
Unless (i) otherwise approved by a Shareholders’ ordinary resolution, or (ii) pursuant to the grant of any options (or issue of Shares on the exercise of any options) pursuant to any share option scheme approved (and provided that such options, including the then outstanding but unexercised options, shall not at any time represent Shares exceeding 9% of the then issued Shares) if the Company proposes to allot (a) any Shares for a price lower than the Minimum Issue Price, or (b) any Relevant Securities which give the beneficiary of the Relevant Security the right to subscribe for Shares for a price lower than the Minimum Issue Price, those Shares and Relevant Securities shall not be allotted to any person unless the Company has first offered them to the holders (on the date of the offer) of the Shares (each an Offeree) on a pari passu basis (as if they constituted Shares of the same class), and in the respective proportions that the number of Shares held by each such holder bears to the total number of Shares held by all such holders (as nearly as possible without involving fractions) and on the same terms, and at the same price, as those Shares and Relevant Securities are being, or are to be, offered to any other person. For the avoidance of doubt, the pre-emption rights provided in this Article 34 shall not apply to an issue and allotment of (a) Shares for a price equal to or higher than the Minimum Issue Price, or (b) Relevant Securities which give the beneficiary of the Relevant Security the right to subscribe for Shares for a price equal to or higher than the Minimum Issue Price.

34.4	An offer made under Article 34.3 shall:

34.4.1	be in writing and give details of the number, class and subscription price (including any share premium) of the Relevant Securities being offered;

34.4.2	remain open for a period of at least 10 Business Days from the date of service of the offer; and

34.4.3
stipulate that any Offeree who wishes to subscribe for a number of Relevant Securities in excess of the number to which he/she is entitled under Article 34.3 shall, in his/her acceptance, state the number of excess Relevant Securities (Excess Securities) for which he/she wishes to subscribe.

34.5
If, on the expiry of an offer made in accordance with Article 34.3, the total number of Relevant Securities applied for is less than the total number of Relevant Securities so offered, the Directors shall allot the Relevant Securities to the Offerees in accordance with their applications, subject to a maximum of each Offeree’s proportionate entitlement.

34.6
Any Relevant Securities not accepted by Offerees pursuant to an offer made in accordance with Article 34.3 shall be used to satisfy any requests for Excess Securities made pursuant to Article 34.4.3. If there are insufficient Excess Securities to satisfy such requests, the Excess Securities shall be allotted to the applicants in the respective proportions that the number of Shares held by each such applicant bears to the total number of such Shares held by all applicants (as nearly as possible without involving fractions or increasing the number of Excess Securities allotted to any Shareholder beyond that applied for by him).

34.7
After those allotments, any Excess Securities shall, subject to Article 34.8 be offered to any other person(s) as the Directors may determine, at the same price and on the same terms as the offer to the Shareholders.

34.8
No Shares shall be allotted to any current or prospective employee or director of any Group Company unless such person shall first have entered into a joint election with the relevant Group Company under section 431 of the Income Tax (Earnings and Pensions) Act 2003.

35.	TRANSFERS OF SHARES: GENERAL

35.1
In these Articles, reference to the transfer of a Share includes the transfer, assignment or other disposal of a beneficial or other interest in that Share, or the creation of a trust or Encumbrance over that Share, and reference to a Share includes a beneficial or other interest in a Share.

35.2
No Share shall be transferred, and the Directors shall refuse to register a transfer of any Share, unless it is made in accordance with Article 36 (Permitted Transfers of Shares), Article 37 (Compulsory Transfers), Article 40 (Transfer of Shares - Pre-Emption Rights and Share transfer restrictions), Article 42 (Co-Sale Rights) or Article 43 (Drag Along). Subject to Article 35.3, the Directors shall register any duly stamped transfer made in accordance with these Articles, unless they suspect that the proposed transfer may be fraudulent.

35.3
Any transfer of a Share by way of sale which is required to be made under Article 37 (Compulsory Transfer), Article 42 (Co-Sale Rights) or Article 43 (Drag Along) shall be deemed to include a warranty that the transferor sells the Share with full title guarantee.

35.4	To enable the Directors to determine whether or not there has been any transfer (or purported transfer) of Shares the Directors may require:

35.4.1	any holder (or the legal representatives of a deceased holder); or

35.4.2	any person named as a transferee in a transfer lodged for registration; or

35.4.3
such other person as the Directors may reasonably believe to have information relevant to that purpose, to provide the Company with any information and evidence that the Directors think fit regarding any matter which they deem relevant to that purpose.

35.5
If any such information or evidence referred to in Article 35.4 is not provided to enable the Directors to determine to their reasonable satisfaction that no breach has occurred, or that as a result of the information and evidence provided the Directors are reasonably satisfied that a breach has occurred, the Directors shall immediately notify the holder of such Shares of that fact in writing and, if the holder fails to remedy that situation to the reasonable satisfaction of the Directors within 10 Business Days of receipt of such written notice, then the relevant Shares shall cease to confer on the holder of them any rights:

35.5.1	to vote (whether on a show of hands, on a poll or otherwise and whether in person, by proxy or otherwise), including in respect of any resolution of any class of Shares; or

35.5.2	to receive dividends or other distributions (other than the amount to which they may be entitled pursuant to these Articles or otherwise attaching to those Shares).

35.5.3	The Directors may reinstate the rights referred to in this Article 35.5 at any time.

35.6
Unless expressly provided otherwise in these Articles if a Transfer Notice is deemed to have been given under these Articles, the Deemed Transfer Notice shall be treated as having specified that the Seller wishes to transfer all the Shares held by him/her (including any Shares acquired after the date the relevant Transfer Notice is deemed given but before completion of the transfer of Shares pursuant to the relevant Transfer Notice).

35.7
Any Transfer Notice (but not a Drag Along Notice) served in respect of the transfer of any Share which has not completed before the date of service of a Deemed Transfer Notice shall automatically be revoked by the service of a Deemed Transfer Notice.

Purchase of Own Shares

35.8
Subject to the Act but without prejudice to any other provision of these Articles, the Company may purchase its own shares in accordance with Chapter 4 of Part 18 of the Act, including (without limitation) with cash.

35.9	Subject to the remaining provisions of these Articles, on a purchase of Shares in accordance with Chapter 4 of Part 18 of the Act, the Company may:

(a)	hold the Shares (or any of them) in treasury;

(b)	deal with any of the Shares, at any time, in accordance with section 727; or

(c)	cancel any of the Shares, at any time, in accordance with section 729 of the Act.

Company’s Lien over Shares

35.10
The Company has a lien (the Company’s Lien) over every Share which is registered in the name of a person indebted or under any liability to the Company, whether he is the sole registered holder of the Share or one of several joint holders, for all monies payable by him (either alone or jointly with any other person) to the Company, whether payable immediately or at some time in the future.

35.11	The Company’s Lien over a share:

(a)	takes priority over any third party’s interest in that Share; and

(b)	extends to any dividend or other money payable by the Company in respect of that Share and (if the lien is enforced and the Share is sold by the Company) the proceeds of sale of that Share.

35.12	The Board may at any time decide that a Share which is or would otherwise be subject to the Company’s Lien shall not be subject to it, either wholly or in part.

Enforcement of the Company’s Lien

35.13	Subject to the provisions of this Article, if:

35.13.1	a Lien Enforcement Notice has been given in respect of a Share; and

35.13.2	the person to whom the notice was given has failed to comply with it, the Company may sell that Share in such manner as the Directors decide.

35.14	A Lien Enforcement Notice:

35.14.1	may only be given in respect of a Share which is subject to the Company’s Lien and in respect of a sum payable to the Company for which the due date for payment has passed;

35.14.2	must specify the Share concerned;

35.14.3	must require payment of the sum within 14 clear days of the notice (that is, excluding the date on which the notice is given and the date on which that 14 day period expires);

35.14.4	must be addressed either to the holder of the Share or to a transmittee of that holder; and

35.14.5	must state the Company’s intention to sell the Share if the notice is not complied with.

35.15	Where Shares are sold under this Article:

35.15.1	the Directors may authorise any person to execute an instrument of transfer of the Shares to the purchaser or to a person nominated by the purchaser; and

35.15.2	the transferee is not bound to see to the application of the consideration, and the transferee’s title is not affected by any irregularity in or invalidity of the process leading to the sale.

35.16	The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the Company’s Lien) must be applied:

35.16.1	first, in payment of so much of the sum for which the lien exists as was payable at the date of the Lien Enforcement Notice; and

35.16.2
second, to the person entitled to the Shares at the date of the sale, but only after the certificate for the Shares sold has been surrendered to the Company for cancellation, or an indemnity in a form reasonably satisfactory to the Directors has been given for any lost certificates, and subject to a lien equivalent to the Company’s Lien over the Shares before the sale for any money payable by that person (or his/her estate or any joint holder of the shares) after the date of the Lien Enforcement Notice.

35.17
A statutory declaration by a Director or the Company secretary that the declarant is a Director or the Company secretary and that a Share has been sold to satisfy the Company’s Lien on a specified date:

35.17.1	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share; and

35.17.2	subject to compliance with any other formalities of transfer required by the Articles or by law, constitutes a good title to the Share.

36.	PERMITTED TRANSFERS OF SHARES

36.1
A Shareholder who wishes to transfer some or all of the Shares it holds (for the purposes of this Article 36.1 and Article 37.1, an Original Shareholder) may transfer some or all of the Shares it holds:

36.1.1	to a Permitted Transferee; or

36.1.2	in respect of up to such number of Shares that represents no more than 0.1% of the then issued Shares in the Company, to any other person with the approval of a Qualified Board Majority; or

36.1.3
in any other circumstance approved by a Qualified Board Majority where the Board reasonably considers that such transfer forms part of bona fide investment management and/or inheritance or tax planning by the Shareholder concerned and does not lead to change in the ultimate beneficial ownership of the Shares concerned from that Shareholder and/or that Shareholder’s Privileged Relations and/or Family Trust(s), and, in either case, the provisions of Articles 34 (Pre-Emption Rights on the Issue of Further Shares), 42 (Co-Sale Rights) and 43 (Drag Along) shall not apply to any transfer of Shares made pursuant to this Article 36.1.

37.	COMPULSORY TRANSFERS

Corporate Shareholders – Ceasing to be part of the same group

37.1
If an Original Shareholder is a company, and a Permitted Transfer has been made, the Permitted Transferee shall, within 10 Business Days of ceasing to be a Member of the Same Group as the Original Shareholder, transfer the Shares held by it to:

37.1.1	the Original Shareholder; or

37.1.2	a Member of the Same Group as the Original Shareholder,

(which in either case is not in liquidation), without any price or other restriction.

38.	CORPORATE SHAREHOLDERS – TRANSFER OF INTERESTS

38.1
If after the Adoption Date there is a change (howsoever arising) in the legal and/or beneficial interest of the share capital of any Shareholder which is a company which constitutes a change in the Controlling Interest of that Shareholder, that Shareholder shall be deemed to have given a Transfer Notice in respect of those Shares held by it at such time as the Directors may determine. A Shareholder shall immediately inform in writing the Directors of and prior to any such change.

38.2
All Shares of such Shareholder shall be deemed Sale Shares and the person or entity acquiring the Controlling Interest in such Shareholder shall be deemed to be a Proposed Transferee for the purpose of the application of the provisions of Article 40.

38.3
The Directors, with a Qualified Board Majority, may decide at their discretion that a change in the Controlling Interest of a Shareholder that is preliminarily notified under this Article 38 does not trigger a Deemed Transfer Notice; provided that i) the Sale Shares do not constitute the main asset of such Shareholder, ii) the acquisition of the Controlling Interest does not appear to be driven by the (indirect) acquisition of the Sale Shares with the elusion of the transfer provisions under this Articles; and iii) the Proposed Transferee of such Controlling Interest is not involved in any of the businesses mentioned under Article 40.21, in which case Article 39.2.2 shall apply.

39.	CONSEQUENCES OF DEEMED TRANSFER NOTICE

39.1	Forthwith upon a Transfer Notice being deemed to be served the Shares the subject of such deemed notice shall cease to confer on the holder of them any rights:

39.1.1	to vote (whether on a show of hands, on a poll or otherwise and whether in person, by proxy or otherwise), including in respect of any resolution of any class of Shares;

39.1.2	to receive dividends or other distributions otherwise attaching to those Shares; or

39.1.3	to participate in any future issue of Shares issued in respect of those Shares.

39.2	In case of a Deemed Transfer Notice the provisions under Article 40 shall apply (mutatis mutandis), provided that:

39.2.1	the time at which the Directors shall determine the Transfer Notice being deemed to be given shall be the date at which such notice is deemed to be served for the purpose of Article 40.3.1;

39.2.2
in case the Proposed Transferee is the transferee of the Controlling Interest in a Shareholder under Article 38 and it falls under the circumstances described in Article 40.21, the Proposed Transferee shall refrain from acquiring such Controlling Interest or, if already acquired, shall immediately transfer it back to the seller.

39.3	In case a Deemed Transfer Notice relate to a transfer of a Controlling Interest no Co-Sale right may be exercised and the provisions under Article 42 shall not apply.

40.	TRANSFER OF SHARES - PRE-EMPTION RIGHTS AND SHARE TRANSFER RESTRICTIONS

40.1
Except where the provisions of Article 36 (Permitted transfers of shares), Article 42 (Co-Sale Rights) or Article 43 (Drag Along) apply, any transfer of Shares by a Shareholder (including, for the avoidance of doubt, to another Shareholder) shall be subject to the pre-emption rights and transfer restrictions in this Article 40, the Co-Sale Right under Article 42 and the Drag Along Option under Article 43.

40.2	A Shareholder who wishes to transfer Shares shall, before transferring or agreeing to transfer any Shares, give notice in writing (a Transfer Notice) to the Directors specifying:

40.2.1	the number of Shares he wishes to transfer (Sale Shares);

40.2.2	the name of the proposed transferee (Proposed Transferee) and reasonably sufficient information about the business carried out by the Proposed Transferee for the purpose of Article 40.1; and

40.2.3	subject to Article 40.12 (Non-Cash Consideration), the price per Sale Share (in cash) at which he wishes to transfer the Sale Shares (the Transfer Price).

40.3	Without prejudice of the provision of Article 40.1, within 10 Business Days of the later of:

40.3.1	receipt by the Directors of a Transfer Notice (or in the case of a Deemed Transfer Notice, the date such notice is deemed to be served); and

40.3.2	the agreement or determination as the case may be of the Cash Value pursuant to Article 40.13 the Directors shall offer (the Offer) the Sale Shares to each Shareholder (other than the Seller). The Offer shall be in writing and shall give details of the number and the Transfer Price of the Sale Shares offered, of the Proposed Transferee and, if applicable, details of any Non-Cash Consideration and the Cash Value.

40.4
The Directors shall offer the Sale Shares to each Shareholder (other than the Seller), inviting him/her, within the period from the date of receipt by the Shareholder of the Offer to the date 20 Business Days thereafter (both dates inclusive) (the Offer Period), to:

40.4.1	apply in writing to the Directors for the maximum number of Sale Shares he wishes to buy; and, where the proposed transfer is a transfer of a Controlling Interest in the Company;

40.4.2	issue a Co-Sale Request in accordance with Article 42.2.

In case a Shareholder applies for Sale Shares and issue at the same time a Co-Sale Request, the latter shall be deemed made subject to no Sale Shares being allocated to such Shareholder under Article 40.7.

40.5
If at the end of the Offer Period, the number of Sale Shares applied for is equal to or exceeds the number of Sale Shares, the Directors shall allocate the Sale Shares to each Shareholder who has applied for Sale Shares (each an Applicant) in the proportion which his/her existing holding of Shares bears to the total number of Shares held by all the Applicants. Fractional entitlements shall be rounded down to the nearest whole number (save where such rounding would result in not all Sale Shares being allocated, in which case, the allocation of any such fractional entitlements shall be determined by the Directors). No allocation shall be made to a Shareholder of more than the maximum number of Sale Shares which he/she has stated he/she is willing to buy.

40.6
If not all Sale Shares are allocated following allocations in accordance with Article 40.5 but there are applications for Sale Shares that have not been satisfied, the Directors shall allocate the remaining Sale Shares to such applicants in accordance with the procedure set out in Article 40.5. The procedure set out in this Article 40.6 shall apply on any number of consecutive occasions until either all Sale Shares have been allocated or all applications for Sale Shares have been satisfied.

40.7
Where allocations have been made in respect of all the Sale Shares, the Directors shall, give notice in writing of the allocations of Sale Shares (an Allocation Notice) to the Seller and each Applicant to whom Sale Shares have been allocated (each a Transferee Applicant) within 10 Business Days after the end of the Offer Period. The Allocation Notice shall specify the number of Sale Shares allocated to each Applicant and the place and time for completion of the transfer of the Sale Shares, which shall be determined taking into consideration reasonable suggestions by the Seller and, in any case, at least 10 Business Days, but not more than 30 Business Days after the date of the Allocation Notice.

40.8
On the date specified for completion in the Allocation Notice, the Seller shall, against payment from a Transferee Applicant of the Transfer Price, transfer the Sale Shares allocated to such Transferee Applicant, in accordance with any requirements specified in the Allocation Notice.

40.9	A Transfer Notice (or Deemed Transfer Notice) constitutes the Company the agent of the Seller for the sale of the Sale Shares at the Transfer Price.

40.10	If the Seller fails to comply with Article 40.8:

40.10.1	the Chairman (or, failing him/her, any other Director or some other person nominated by a resolution of the Directors) may, as agent and attorney on behalf of the Seller:

(a)	complete, execute and deliver in his/her name all documents necessary to give effect to the transfer of the relevant Sale Shares to the Transferee Applicants;

(b)	receive the Transfer Price and give a good discharge for it (and no Transferee Applicant shall be obliged to see to the distribution of the Transfer Price); and

(c)	subject to the transfer being duly stamped, enter the Transferee Applicants in the register of Shareholders as the holders of the Shares purchased by them; and

40.10.2
the Company shall pay the Transfer Price into a separate bank account in the Company’s name on trust (but without interest) for the Seller until he has delivered his/her certificate(s) for the relevant Shares (or an indemnity, in a form reasonably satisfactory to the Directors, in respect of any lost certificate, together with such other evidence (if any) as the Board may reasonably require to prove good title to those Shares) to the Company.

40.11
Where the proposed transfer is a transfer of a Controlling Interest and an Allocation Notice has been served under Article 40.7, the provisions of Article 42 (Co-Sale Rights) shall operate (mutatis mutandis) in respect to the Transferee Applicants as if they were the Proposed Transferee and, in case of any Co-Sale Request, the Co-Sale Exercise Notice shall be included in the Allocation Notice.

40.12	If, at the end of the Offer Period, the total number of Sale Shares applied for is less than the number of Sale Shares:

40.12.1	The Directors shall notify the Seller and the Applicants (as defined in Article 40.5) within 10 Business Days of the end of the Offer Period of that fact.

40.12.2	The Seller may transfer the Sale Shares to the Proposed Transferee at the Transfer Price within 30 Business Days of receipt of such notice.

40.12.3	Where the proposed transfer is a transfer of a Controlling Interest, the provisions of 42 (Co-Sale Rights) shall operate.

40.12.4
If the Seller fails for any reason to complete the transfer of the Sale Shares to the Proposed Transferee and the purchase of the Co-Sale Shares within such period then the right of the Seller to transfer the Sale Shares pursuant to this Article 40.12 shall automatically lapse and terminate and the pre-emption provisions in this Article 40 shall apply to any subsequent proposed transfer of shares by the Seller.

40.13
Where under Article 40.2 the consideration offered by the Proposed Transferee includes a form of non-cash consideration (the Non-Cash Consideration), the Seller shall notify the Directors of that element of the Transfer Price which is represented by the Non-Cash Consideration and shall provide reasonable supporting evidence of the cash value attributed by the Seller and the Proposed Transferee to the same in calculating the Transfer Price. The Directors shall have a period of 15 Business Days to confirm whether they agree with the Seller’s valuation of the Non-Cash Consideration. In default of agreement between the Seller and the Directors of the cash value of the Non-Cash Consideration within 30 Business Days of the date of service of the Transfer Notice, the cash value of the Non-Cash Consideration (Cash Value) will be determined by the Independent Expert on the following bases and assumptions:

40.13.1	valuing the Non-Cash Consideration as on an arm’s-length sale between a willing seller and a willing buyer as at the date the Transfer Notice was served;

40.13.2	where the Non-Cash Consideration is securities of another company and that company is then carrying on business as a going concern, on the assumption that it will continue to do so;

40.13.3
where the Non-Cash Consideration is securities of another company, valuing them as a rateable proportion of the total value of all the issued securities of the relevant class(es) of that company without any premium or discount;

40.13.4
where the Non-Cash Consideration is not securities of another company, valuing the Non-Cash Consideration on such basis as the Independent Expert shall in its absolute discretion deem fair and appropriate; and

40.13.5	reflecting any other factors which the Independent Expert reasonably believes should be taken into account.

40.14	If any difficulty arises in applying any of these assumptions or bases then the Independent Expert shall resolve that difficulty in whatever manner it shall in its absolute discretion think fit.

40.15
The Seller will, in relation to the Non-Cash Consideration, use his/her reasonable endeavours to procure that the Independent Expert is given access to such documents, correspondence and records as are in his/her possession or control and which are relevant to the valuation of the Non-Cash Consideration.

40.16
The Seller and the Directors shall be entitled to make submissions to the Independent Expert in writing and shall provide (or procure that others provide) the Independent Expert with such assistance and documents as the Independent Expert may reasonably require for the purpose of reaching a decision.

40.17	The Independent Expert shall act as expert and not as arbitrator and its determination of the Cash Value shall be final and binding on the parties (in the absence of fraud or manifest error).

40.18
The Independent Expert shall be requested to determine the Cash Value within 30 Business Days of its appointment and to deliver its certificate to the Company. Forthwith upon receipt, the Company shall deliver a copy of the certificate to the Seller.

40.19
The cost of obtaining the Independent Expert’s certificate shall be borne by the Seller and the Company equally or in such other proportions as the Independent Expert directs unless the Cash Value is less than 90% of the Seller’s valuation proposed before the appointment of the Independent Expert, in which case the Seller shall bear the cost.

40.20	If the Cash Value is less than 90% of the value proposed by the Seller before the appointment of the Independent Expert the Seller may withdraw the Transfer Notice.

40.21
If the Directors reasonably deem that the Proposed Transferee is (directly or indirectly) involved in a business (i) competing with the Company’s business or (ii) in the manufacturing or trading of weapons or (iii) which is illegal under UK or any European laws or (iv) otherwise in breach of any internationally recognized human right they may, with a Board majority, refuse to proceed to the transfer procedure and the Offer under Article 40.3 by giving the Seller written notice to this effect and the Seller shall refrain from transferring any of its Shares to that Proposed Transferee.

41.	TRANSFER PRICE

41.1
The Transfer Price for each Sale Share the subject of a Transfer Notice shall, subject to Article 40.13, be the price per Sale Share (in cash) specified by the transferor. Where Article 40.13 applies the Transfer Price for each Sale Share shall be (i) the price per Sale Share corresponding to the equivalent in cash of the Non-Cash Consideration specified by the transferor and/or (ii) the Cash Value per Sale Share, as the case may be.

41.2	The Transfer Price for each Sale Share the subject of a Deemed Transfer Notice shall be the nominal value of the relevant Sale Share at the date it was issued.

42.	CO-SALE RIGHTS

42.1
No transfer in one or a series of related transactions of a Controlling Interest in the Company to a Proposed Transferee will be permitted to proceed unless in furtherance of the co-sale rights under this Article 42. This Article 42 shall not apply to any transfer pursuant to Articles 36 (Permitted Transfers of Shares), 37 (Compulsory Transfers) or 43 (Drag Along).

42.2
A Shareholder shall have the right during the Offer Period to require by notice in writing to the Directors (a Co-Sale Request) that the Proposed Transferee acquires all or part of its Shares (the Co-Sale Shares) upon the same terms and conditions (including time of payment and form of consideration) offered by the Proposed Transferee to the Seller.

42.3
Within 10 Business Days of the end of the Offer Period the Directors shall notify (a Co-Sale Exercise Notice) the Seller and the Proposed Transferee of any Co-Sale Requests and the Seller shall endeavour to procure that the Proposed Transferee acquire the Co-Sale Shares of such Shareholders on the same terms and conditions offered by the Proposed Transferee to the Seller.

42.4	If the Proposed Transferee declines to purchase all or part of such Co-Sale Shares, then the Seller shall have the option to either:

42.4.1	Terminate its proposed transfer of the Sale Shares to the Proposed Transferee.

42.4.2	Acquire alone or with other Shareholders the Co-Sale Shares which the Proposed Transferee declined to purchase on the same terms and conditions offered by the Proposed Transferee to the Seller.

42.5
The sale and purchase of the Sale Shares and the Co-Sale Shares shall be completed within 30 Business Days of the date of the Co-Sale Exercise Notice. If the parties fail for any reason to complete the transfer of the Sale Shares and the Co-Sale Shares to the Proposed Transferee within such period then the rights of the Seller to transfer the Sale Shares and the right of the Proposed Transferee to acquire the Sale Shares pursuant to this Article 42 shall automatically lapse and terminate and the provisions of Article 40 and 42 shall apply to any subsequent proposed transfer of Shares by the Seller.

42.6
Without prejudice of the pre-emption rights under Article 40, if no Co-Sale Request is received by the Company within the Offer Period then the Seller may, within the period of 30 Business Days after the end of the Offer Period, transfer its Shares to the Proposed Transferee upon the terms and conditions set out in the Transfer Notice. If the Seller fails for any reason to complete the transfer of the Sale Shares to the Proposed Transferee within such period then the rights of the Seller under this Article 42.6 shall automatically lapse and terminate and the provisions of Article 40 and 42 shall apply to any subsequent proposed transfer of shares by the Seller.

43.	DRAG ALONG

43.1
If the holders of 66% of the Shares in issue from time to time (the Selling Shareholders) wish to transfer all of their interest in the Shares (Sellers’ Shares) to a bona fide Proposed Transferee on arm’s-length terms, the Selling Shareholders shall have the option (Drag Along Option) to require all the other holders of Shares on the date of the request (Called Shareholders) to sell and transfer all their interest in Shares to the Proposed Transferee in accordance with the provisions of this Article 43.

43.2
The Selling Shareholders may exercise the Drag Along Option by giving notice in writing to that effect within the Transfer Notice (a Drag Along Notice) to the Directors. A Drag Along Notice (in addition to the content required for the Transfer Notice) shall specify:

43.2.1	that the Called Shareholders are required to transfer all their Shares (Called Shares) pursuant to Article 43.1;

43.2.2	the proposed place and date of completion of transfer of the Called Shares.

43.3	In case of exercise of a Drag Along Option Article 40.1 through 40.21 shall apply to any transfer in respect to which the Selling Shareholders have exercised a Drag Along Option, provided that;

43.3.1	the Offer under Article 40.3 shall mention that a Drag Along Option has been given and the content of the Drag Along Notice;

43.3.2
each Applicant shall specify whether or not they adhere to the Drag Along Option, i.e. whether or not they require all the other Called Shareholders to sell and transfer all their interest in Shares to them (instead of the Proposed Transferee) in accordance with the provisions of this Article 43;

43.3.3	if at the end of the Offer Period, the number of Sale Shares applied for is equal to or exceeds the number of Sale Shares (owned by the Selling Shareholders) and:

(a)
one or more Applicants adhere to the Drag Along Option (Dragging Applicants), the Sale Shares shall be allocated among the Applicants according to Articles 40.5 and 40.6, while the Shares owned by the other Called Shares shall be allocated among the Dragging Applicants in the proportion which their existing holdings of Shares bears to the total number of Shares held by all Dragging Applicants. In such case the Allocation Notice shall provide the allocation of the Sale Shares among the Transferee Applicants and the allocation of the Called Shares among the Dragging Applicants;

(b)	no Applicants adhere to the Drag Along Option, the Allocation of the Sale Shares shall be made according to Article 40.5 and 40.6;

43.3.4	if, at the end of the Offer Period, the total number of Sale Shares (owned by the Selling Shareholders) applied for is less than the number of such Sale Shares:

(a)	the Directors shall notify the Selling Shareholders, the Applicants (as defined in Article 40.7) and the Called Shareholders within 10 Business Days of the end of the Offer Period of that fact;

(b)
the Selling Shareholders and the Called Shareholders shall transfer the Sale Shares and the Called Shares (respectively) to the Proposed Transferee at the Transfer Price at the time and place specified in the Drag Along Notice, but in any case within 30 Business Days of receipt of the notice under Article 43.3.4 (a);

(c)
If the Selling Shareholders fail for any reason to complete the transfer of all the Sale Shares to the Proposed Transferee within such period then the right of the Selling Shareholders to transfer the Sale Shares and to compel the Called Shareholders to transfer the Called Shares pursuant to this Article 43 shall automatically lapse and terminate and the pre-emption and Drag Along Option provisions in Article 40 and this Article 43 shall apply to any subsequent proposed transfer of shares and exercise of Drag Along Option by the Selling Shareholders.

43.4
The Called Shareholders shall be bound, on payment of the Transfer Price, to transfer the Called Shares to the Proposed Transferee or the Dragging Applicants (as the case may be) at the time and place specified in the Drag Along Notice (but in any case within 30 Business Days of receipt of the notice under Article43.3.4 43.3.4(a) or in the Allocation Notice (as the case may be) free from any lien, charge or Encumbrance.

43.5
Any Transfer Notice or Deemed Transfer Notice served in respect of the transfer of any Share which has not completed before the date of service of a Drag Along Notice shall be suspended on the service of a Drag Along Notice until either the Drag Along Notice lapses, in which case it shall be reinstated (not taking into account any period of time whilst it was suspended for the purposes of any time limits), or the Selling Shareholders complete the transfer of all their Shares in which case it shall be revoked.

DIVIDENDS AND OTHER DISTRIBUTIONS

44.	PROCEDURE FOR DECLARING DIVIDENDS

44.1	The company may by ordinary resolution declare dividends.

44.2	A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

44.3	No dividend may be declared or paid unless it is in accordance with Shareholders’ respective rights.

44.4
Unless the shareholders’ resolution to declare or directors’ decision to pay a dividend, or the terms on which Shares are issued, specify otherwise, it must be paid by reference to each Shareholder’s holding of Shares on the date of the resolution or decision to declare or pay it.

44.5
If the Company’s share capital is divided into different classes, no interim dividend may be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrear.

45.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

45.1	Where a dividend or other sum which is a distribution is payable in respect of a Share, it must be paid by one of the following means:

(a)	transfer to a bank or building society account specified by the distribution recipient in writing;

(b)	any other means of payment as the Directors agree with the distribution recipient in writing.

45.2	In the Articles, “the distribution recipient” means, in respect of a Share in respect of which a dividend or other sum is payable:

(a)	the holder of the Share; or

(b)	if the Share has two or more joint holders, whichever of them is named first in the register of members; or

(c)	if the holder is no longer entitled to the Share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee.

46.	NO INTEREST ON DISTRIBUTIONS

46.1	The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by the terms on which the Share was issued.

47.	UNCLAIMED DISTRIBUTIONS

47.1	All dividends or other sums which are:

(a)	payable in respect of Shares, and

(b)	unclaimed after having been declared or become payable, may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

47.2	The payment of any such dividend or other sum into a separate account does not make the Company a trustee in respect of it.

47.3	If:

(a)	six years have passed from the date on which a dividend or other sum became due for payment, and

(b)	the distribution recipient has not claimed it,

the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

48.	NON-CASH DISTRIBUTIONS

48.1
Subject to the terms of issue of the Share in question, the Company may, by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a Share by transferring non-cash assets of equivalent value (including, without limitation, shares or other securities in any company).

48.2	For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

(a)	fixing the value of any assets;

(b)	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

(c)	vesting any assets in trustees.

49.	WAIVER OF DISTRIBUTIONS

49.1	Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a Share by giving the Company notice in writing to that effect, but if:

(a)	the Share has more than one holder, or

(b)	more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders, or otherwise,

the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

CAPITALISATION OF PROFITS

50.	AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS

50.1	Subject to the Articles, the directors may, if they are so authorised by an ordinary resolution:

(a)
decide to capitalise any profits of the Company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of the Company’s share premium account or capital redemption reserve; and

(b)
appropriate any sum which they so decide to capitalise (a “capitalised sum”) to the persons who would have been entitled to it if it were distributed by way of dividend (the “persons entitled”) and in the same proportions.

50.2	Capitalised sums must be applied:

(a)	on behalf of the persons entitled, and

(b)	in the same proportions as a dividend would have been distributed to them.

50.3
Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

50.4
A capitalised sum which was appropriated from profits available for distribution may be applied in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

50.5	Subject to the Articles the directors may:

(a)	apply capitalised sums in accordance with paragraphs (3) and (4) partly in one way and partly in another;

(b)
make such arrangements as they think fit to deal with shares or debentures becoming distributable in fractions under this article (including the issuing of fractional certificates or the making of cash payments); and

(c)
authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them under this article.

Part 4
Decision-Making By Shareholders
Organisation Of General Meetings

51.	ATTENDANCE AND SPEAKING AT GENERAL MEETINGS

51.1
A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

51.2	A person is able to exercise the right to vote at a general meeting when:

(a)	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting, and

(b)	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

51.3	The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.

51.4	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

51.5
Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

52.	CHAIRING GENERAL MEETINGS

52.1	If the directors have appointed a Chairman as per Article 11, the Chairman shall chair general meetings if present and willing to do so.

52.2	If the Directors have not appointed a Chairman, or if the Chairman is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start

(a)	the Directors present, or

(b)	(if no Directors are present), the meeting,

must appoint a Director or Shareholder to chair the meeting, and the appointment of the chairman of the general meeting must be the first business of the meeting.

53.	ATTENDANCE AND SPEAKING BY DIRECTORS AND NON-SHAREHOLDERS

53.1	Directors may attend and speak at general meetings, whether or not they are Shareholders.

53.2	The chairman of the general meeting may permit other persons who are not

(a)	Shareholders of the Company, or

(b)	otherwise entitled to exercise the rights of Shareholders in relation to general meetings, to attend and speak at a general meeting.

54.	ADJOURNMENT

54.1
If the persons attending a general meeting within half an hour of the time at which the meeting was due to start do not constitute a quorum, or if during a meeting a quorum ceases to be present, the chairman of the general meeting must adjourn it.

54.2	The chairman of the general meeting may adjourn a general meeting at which a quorum is present if:

(a)	the meeting consents to an adjournment, or

(b)
it appears to the chairman of the general meeting that an adjournment is necessary to protect the safety of any person attending the meeting or ensure that the business of the meeting is conducted in an orderly manner.

54.3	The chairman of the general meeting must adjourn a general meeting if directed to do so by the meeting.

54.4	When adjourning a general meeting, the chairman of the general meeting must:

(a)	either specify the time and place to which it is adjourned or state that it is to continue at a time and place to be fixed by the Directors, and

(b)	have regard to any directions as to the time and place of any adjournment which have been given by the meeting.

54.5
If the continuation of an adjourned meeting is to take place more than 14 days after it was adjourned, the Company must give at least 7 clear days’ notice of it (that is, excluding the day of the adjourned meeting and the day on which the notice is given)

(a)	to the same persons to whom notice of the Company’s general meetings is required to be given, and

(b)	containing the same information which such notice is required to contain.

54.6	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

DECISION-MAKING BY SHAREHOLDERS

55.	GENERAL MEETINGS

No business other than, subject to Article 52.2, the appointment of the chairman of the general meeting is to be transacted at a general meeting unless a quorum is present and decisions to be taken at the majority of those attending the relevant meeting of the Company at the commencement of the meeting and also when that business is voted on.

55.1	The Company shall hold an annual general meeting in each year and no more than 14 months may elapse between annual general meetings.

55.2	To the extent permissible by applicable law, a Shareholder may participate in a general meeting by means of a telephone or video conference.

56.	NOTICE OF SHAREHOLDERS MEETING

56.1
Prior written notice of at least fourteen (14) clear days shall be given to the Shareholders for all general meetings; provided, however that any given meeting of the Shareholders may be held upon shorter notice if Shareholders representing 90% of the entire corporate capital waive such notice period in accordance with the applicable law. Such notice shall be accompanied by the agenda setting out the business proposed to be transacted at such meeting of the Shareholders.

56.2	To the extent permissible by applicable law, the notice may be given the Shareholders by electronic means.

57.	POLL VOTES

57.1	Any resolution put to the vote of a general meeting must be decided on a poll.

57.2	A poll on any resolution shall be demanded immediately by the chairman of the general meeting and in such manner as the chairman directs.

58.	ERRORS AND DISPUTES

58.1
No objection may be raised to the qualification of any person voting at a general meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid.

58.2	Any such objection must be referred to the chairman of the general meeting, whose decision is final.

59.	CONTENT OF PROXY NOTICES

59.1	Proxies may only validly be appointed by a notice in writing (a “proxy notice”) which:

(a)	states the name and address of the Shareholder appointing the proxy;

(b)	identifies the person appointed to be that Shareholder’s proxy and the general meeting in relation to which that person is appointed;

(c)	is signed by or on behalf of the Shareholder appointing the proxy, or is authenticated in such manner as the Directors may determine; and

(d)
is delivered to the Company in accordance with the Articles not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in accordance with any instructions contained in the notice of the general meeting (or adjourned meeting) to which they relate;

59.2	The Company may require proxy notices to be delivered in a particular form, and may specify different forms for different purposes.

59.3	Proxy notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions.

59.4	Unless a proxy notice indicates otherwise, it must be treated as:

(a)	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting;

(b)	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

A proxy notice which is not delivered in such manner shall be invalid, unless the Directors, in their discretion, accept the notice at any time before the meeting.

60.	DELIVERY OF PROXY NOTICES

60.1
A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been delivered to the Company by or on behalf of that person.

60.2	An appointment under a proxy notice may be revoked by delivering to the Company a notice in writing given by or on behalf of the person by whom or on whose behalf the proxy notice was given.

60.3	A notice revoking a proxy appointment only takes effect if it is delivered before the start of the meeting or adjourned meeting to which it relates.

60.4	If a proxy notice is not executed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the appointor’s behalf.

61.	AMENDMENTS TO RESOLUTIONS

61.1	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)
notice of the proposed amendment is given to the Company in writing by a person entitled to vote at the general meeting at which it is to be proposed not less than 48 hours before the meeting is to take place (or such later time as the chairman of the general meeting may determine), and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the general meeting, materially alter the scope of the resolution.

61.2	A special resolution to be proposed at a general meeting may be amended by ordinary resolution, if

(a)	the chairman of the general meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

61.3	If the chairman of the general meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

ADMINISTRATIVE ARRANGEMENTS

62.	MEANS OF COMMUNICATION TO BE USED

62.1	Any notice, document or other information shall be deemed served on, or delivered to, the intended recipient:

62.1.1	if delivered by hand, on signature of a delivery receipt; or

62.1.2
if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice, document or other information is left at the address provided to the Company; or

62.1.3
if sent or supplied by e-mail, to the e-mail address provided to the Company, on the Business Day of receipt or, if the day of receipt isn’t a Business Day, the first Business Day after receipt by the sender of an electronic confirmation of delivery from such sender’s email service provider.

63.	INDEMNITY AND INSURANCE

63.1	Subject to Article 63.2 but without prejudice to any indemnity to which a Relevant Officer is otherwise entitled:

63.1.1
each Relevant Officer shall be indemnified out of the Company’s assets against all costs, charges, losses, expenses and liabilities incurred by him as a Relevant Officer in the actual or purported execution and/or discharge of his/her duties, or in relation thereto including (in each case) any liability incurred by him/her in defending any civil or criminal proceedings, in which judgment is given in his/her favour or in which he/she is acquitted, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his/her part, or in connection with any application in which the court grants him/her, in his/her capacity as a Relevant Officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to the Company’s (or other Group Company’s) affairs; and

63.1.2
the Company may provide any Relevant Officer with funds to meet expenditure incurred or to be incurred by him/her in connection with any proceedings or application referred to in Article 63.1.1 and otherwise may take any action to enable such Relevant Officer to avoid incurring such expenditure.

63.2	This Article 63 does not authorise any indemnity which would be prohibited or rendered void by any provision of the Act or by any other provision of law.

63.3	The Board may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any Relevant Officer in respect of any Relevant Loss.

63.4	In this Article 63:

63.4.1
Relevant Loss means any loss or liability which has been or may be incurred by a Relevant Officer in connection with that Relevant Officer’s duties or powers in relation to the Company (or other Group Company) or any pension fund or employees’ share scheme of the Company (or other Group Company).

63.4.2
Relevant Officer means any Director or other officer or former Director or other officer of any Group Company, but excluding in each case any person engaged by a Group Company as auditor (whether or not he/she is also a director or other officer), to the extent he/she acts in his/her capacity as auditor.